THE E.I.I. REALTY SECURITIES TRUST
                           SHAREHOLDER SERVICING PLAN
                                 ADVISER SHARES
                                 INVESTOR SHARES

         This Shareholder Servicing Plan (the "Plan") is adopted by the E.I.I. Realty Securities Trust, a business trust organized under the laws of Delaware (the "Trust"), on behalf of the Adviser Shares and Investor Shares (the "Shares") of the E.I.I. Realty Securities Fund (the "Fund"), subject to the following terms and conditions:

         SECTION 1. ANNUAL FEES.

         Shareholder Services Fee. The Shares of the Fund may pay to financial institutions or other persons that provide certain services to the Shares of the Fund (each, a "Service Provider"), a shareholder services fee under the Plan at the annual rate of 0.25% of the average daily net assets of such Shares of the Fund for which the Service Provider provides services (the "Services Fee").

         Adjustment to Fees. Any Fund may pay a Services Fee to the Service Provider at a lesser rate than the fees specified in Section 1 hereof as agreed upon by the Board of Trustees and each Service Provider and approved in the manner specified in Section 3 of this Plan.

         Payment of Fees. The Services Fees will be calculated daily and paid monthly by the Shares of the Fund at the annual rates indicated above.

         SECTION 2. EXPENSES COVERED BY THE PLAN.

         Services  Fees may be used by the  Service  Provider  for  payments  to financial institutions and persons who provide administrative and support services to their customers who may from time to time beneficially own Shares, which may include: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with service contractors;
(x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar


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services as the Fund may reasonably  request to the extent the Service  Provider is permitted to do so under applicable statutes, rules and regulations.

         SECTION 3. APPROVAL OF TRUSTEES.

         Neither the Plan nor any related agreements will take effect until approved by a majority of the Board of Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

         SECTION 4. CONTINUANCE OF THE PLAN.

         The Plan will continue in effect until two years from the date of effectiveness as it pertains to the Shares of the Fund, and thereafter for successive twelve-month periods; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Fund.

         SECTION 5. TERMINATION.

         The Plan may be terminated at any time with respect to the Shares of the Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Shares of the Fund or (ii) by a vote of the Trustees. The Plan may remain in effect with respect to the Shares of the Fund even if the Plan has been terminated in accordance with this
Section 5 with respect to any other Fund.

         SECTION 6. AMENDMENTS.

         No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 3 above.

         SECTION 7. LIMIT OF LIABILITY.

         The obligations of the Fund under this Plan, if any, shall not be binding upon the Trustees individually or upon holders of Shares of the Fund individually but shall be binding only upon the assets and property of the Fund.

         SECTION 8. MEANINGS OF CERTAIN TERMS.

         As used in the Plan, the term "majority of the outstanding voting securities" will be deemed to have the same meaning that term has under the Investment Company Act of 1940, as amended, by the Securities and Exchange Commission.


Approved:    April 28, 1998


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                         SHAREHOLDER SERVICING AGREEMENT
                                 ADVISER SHARES
                                 INVESTOR SHARES

                      THE E. I. I. REALTY SECURITIES TRUST
                                    C/O PFPC
                                  P.O. BOX 8910
                         WILMINGTON, DELAWARE 19899-8910

To:  _______________

         We (the "Trust") wish to enter into this Servicing Agreement with you concerning the provision of support services to your client ("Clients") who may from time to time beneficially own Adviser Shares or Investor Shares ("Shares") of the E.I.I. Realty Securities Fund (the "Fund").

         The terms and conditions of this Servicing Agreement are as follows:

         SECTION 1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares:/1/ (i) establishing and maintaining accounts and records relating to Clients that invest in Shares;
(ii) processing dividend and distribution payments from us on behalf of Clients;
(iii) providing information periodically to Clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients, or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         SECTION 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

--------
/1/ Series may be modified or omitted in the particular case and items renumbered.


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         SECTION 3.  Neither you nor any of your  officers,  employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statement of additional information, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         SECTION 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         SECTION 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of __ one-hundredths of one percent (.__%) of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily (on the basis of 360-day year) and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Shares in the Fund to the extent that the Fund declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

         SECTION 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of


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

Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         SECTION 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         SECTION 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; and
(ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares.

         SECTION 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Trustees) or by you upon written notice to the other party hereto.

         SECTION 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         SECTION 11. This Agreement will be construed in accordance with the laws of the State of Delaware and is non-assignable by the parties hereto.

         SECTION 12. This Agreement has been approved by vote of a majority of our Board of Trustees cast in person at a meeting called for the purpose of voting on such approval.

         SECTION 13. The names the "E. I. I. Realty Securities Trust" and the "Board of Trustees" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed at the office of the State Secretary of Delaware on December 22, 1997. The obligations of the "E. I. I. Realty Securities Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property (as defined in the Trust Instrument), and all persons dealing with any class of Shares of our must look solely to the Trust Property belonging to such class for the enforcement of any claims against us.


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         If you agree to be legally bound by the  provisions of this  Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o PFPC, P.O. Box 8910, Wilmington, Delaware 19899-8910.

                                               Very truly yours,

                                               E. I. I. REALTY SECURITIES TRUST

Date: ________________________                 By: ________________________
                                                     (Authorized Officer)

                                               Title:

                                               Accepted and Agreed to:

Date: ________________________                 By: ________________________
                                                     (Authorized Officer)

                                               Title:


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